Exhibit 99.1

FOR IMMEDIATE RELEASE

INTER PARFUMS, INC. ANNOUNCES 2020 GUIDANCE

New York, New York, September 9, 2020: Inter Parfums, Inc. (NASDAQ GS: IPAR) today announced that it expects 2020 net sales to approximate $442 million, resulting in net income attributable to Inter Parfums, Inc. per diluted share of $0.46. Guidance assumes that the average dollar/euro exchange rate remains at current levels.

Jean Madar, Chairman & CEO of Inter Parfums, Inc. noted, “The global COVID-19 pandemic and its economic consequences depressed 2020 second quarter sales by over 70%, resulting in a 43.6% decline in first half sales compared to the same period one year earlier. Thus we are reasonably pleased that for the year as a whole, net sales should come in 38% below 2019’s $713.5 million. The third quarter has continued the favorable trends that began after the April lows, and it looks like the fourth quarter, which includes holiday sales, should be our strongest for the year. Despite pressure on gross margins, and the loss of operating leverage associated with the decline in net sales, we expect to be profitable for the full year thanks to our flexible business model and sharp reduction in advertising and promotion expense.”

He continued, “In addition to the upturn in business in Europe and Asia that we discussed when we announced second quarter results in August, our sales in North America have picked up as well. However, there has been no material change in our travel retail business, and it is unlikely that the duty free segment will make a comeback anytime soon.”

Mr. Madar concluded, “We plan to announce 2021 guidance on or about November 13, 2020. It will be a very ambitious year as we resume new product launches in earnest. Our pipeline of new products for the coming year includes our first fragrances for the MCM and Kate Spade New York brands, along with major programs for two of our largest brands, Jimmy Choo and GUESS. Following the signing of our new Moncler license signed in June, work has begun and will progress through next year on the development of our initial collection for the brand which is scheduled to debut in early 2022.”

Founded in 1982, Inter Parfums, Inc. develops, manufactures and distributes prestige perfumes and cosmetics as the exclusive worldwide licensee for Abercrombie & Fitch, Anna Sui, Boucheron, Coach, Dunhill, Graff, GUESS, Hollister, Jimmy Choo, Karl Lagerfeld, Kate Spade New York, MCM, Moncler, Montblanc, Oscar de la Renta, Paul Smith, Repetto, S.T. Dupont and Van Cleef & Arpels. Inter Parfums is also the owner of Lanvin fragrances and the Rochas brand. Through its global distribution network, the Company’s products are sold in over 120 countries.

Inter Parfums, Inc,	Page 2
September 9, 2020

Statements in this release which are not historical in nature are forward-looking statements. Although we believe that our plans, intentions and expectations reflected in such forward-looking statements are reasonable, we can give no assurance that such plans, intentions or expectations will be achieved. In some cases you can identify forward-looking statements by forward-looking words such as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “should,” “will,” and “would,” or similar words. You should not rely on forward-looking statements, because actual events or results may differ materially from those indicated by these forward-looking statements as a result of a number of important factors. These factors include, but are not limited to, the risks and uncertainties discussed under the headings “Forward Looking Statements” and “Risk Factors” in Inter Parfums’ annual report on Form 10-K for the fiscal year ended December 31, 2019, the Quarterly Report on Form 10-Q filed for the second quarter of 2020 and the additional reports Inter Parfums files from time to time with the Securities and Exchange Commission. Inter Parfums does not intend to and undertakes no duty to update the information contained in this press release.

Contact at Inter Parfums, Inc.	-or-	Investor Relations Counsel
Russell Greenberg, Exec. VP & CFO		The Equity Group Inc.
(212) 983-2640		Fred Buonocore (212) 836-9607/fbuonocore@equityny.com
rgreenberg@interparfumsinc.com		Linda Latman (212) 836-9609/llatman@equityny.com
www.interparfumsinc.com		www.theequitygroup.com